EXHIBITS TO BE FILED BY EDGAR



Exhibits:


4-B-44    -    Fifty-second Supplemental Indenture, dated July 1, 1999.

4-C       -    Form of Fifty-third Supplemental Indenture for the Senior
               Note Mortgage Bonds.

5         -     Opinion of Berlack, Israels & Liberman LLP.

12-B      -    Statement Showing  Computation of Ratio of Earnings to Fixed
               Charges for the twelve months ended June 30, 1999.

23-B      -    Consent of PricewaterhouseCoopers LLP.